Exhibit 10.23

INVESCO LTD. 2011 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT – PERFORMANCE VESTING
Non-transferable
Invesco Ltd. (“Company”)
hereby awards to
[Participant Name]
(“Participant” or “you”)
[Number of Shares Granted]
Restricted Shares of the Company (“Target Total Award”)
as of [Grant Date] (“Grant Date”)

Subject to the conditions of (i) the Invesco Ltd. 2011 Global Equity Incentive Plan as in effect from time to time (“Plan”), (ii) any Remuneration Policy of Invesco Ltd. or any of its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), and (iii) this Award Agreement, the Company hereby grants to you the number of Shares (“Restricted Shares”) set forth above, which shall become vested, non-forfeitable and free of certain restrictions set forth in this Award Agreement as follows:

On each of the second and third anniversaries of the Grant Date (each a “Determination Date”), the number of Restricted Shares that shall become vested and non-forfeitable shall equal 50% of the Target Total Award multiplied by the Vesting Percentage (as defined in Exhibit 1), rounded down to the nearest full Share, all as calculated by the Committee in accordance with the Performance Vesting Formulas set forth on Exhibit 1.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan, the Remuneration Policy and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by the Participant as of the Grant Date set forth above.

Participant:

____________________________________
                            Signature

Continued on the following page

Exhibit 10.23

TERMS AND CONDITIONS – Restricted Shares – Performance Vesting
1. Plan Controls; Restricted Shares. In consideration of this Award, you hereby promise to honor and to be bound by the Plan, the Remuneration Policy and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan and, if applicable, the Remuneration Policy. In the event of any actual or alleged conflict between the provisions of any of the Plan, the Remuneration Policy, if applicable, and this Award Agreement, (i) the provisions of the Remuneration Policy, if applicable, shall control and, to the extent of any conflict, be deemed to amend the Plan and the Award Agreement, and (ii) the provisions of the Plan shall control and, to the extent of any conflict, be deemed to amend the Award Agreement. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable, and the term “Employer” means Invesco Ltd. or the local Affiliate that employs you or its respective successors and assigns, as applicable. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions and Forfeiture. The Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason, other than as set forth in paragraphs (b) – (e) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to all Restricted Shares, except as determined by the Committee pursuant to Paragraph 3.1 hereof. In addition, upon each Determination Date, you shall forfeit all of your right, title and interest in and to any Restricted Shares that are eligible to vest and become non-forfeitable on such date, but which fail to vest and become non-forfeitable on such date pursuant to the Performance Vesting Formula.
3. Expiration and Termination of Restrictions. The restrictions imposed under Paragraph 2 hereof will lapse, and the Total Target Awards will become unrestricted Shares, upon the earliest to occur of the following:

(a)	the Determination Dates, to the extent provided under the Performance Vesting Formula, if you have not experienced a Termination of Service before such respective dates, or

(b)	your Termination of Service due to death or Disability, or

(c)
your involuntary Termination of Service, other than for Cause or unsatisfactory performance, as determined in the sole discretion of the Head of Human Resources, provided that you sign and do not revoke a severance agreement in the form stipulated by the Company, or

(d)	immediately before a Change in Control, if this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, or

(e)	your Termination of Service during the 24-month period following a Change in Control either (i) by the Company other than for Cause or unsatisfactory performance, or (ii) by you for Good Reason.

Upon the expiration or termination of an applicable restriction set forth in Section 3, unrestricted Shares will be delivered to you as soon thereafter as possible.

3.1    Discretionary Vesting. If any or all of your Restricted Shares would be forfeited upon your voluntary Termination of Service, you may appeal the forfeiture pursuant to the procedures established by the Committee, and the Committee, in its sole discretion, may waive some or all of the restrictions imposed under Paragraph 2 with respect to such Restricted Shares to the extent permitted under the applicable guidelines adopted by the Committee.
4. Shareholder Rights. Upon issuance of the Restricted Shares, you shall have all of the rights of a Shareholder with respect to the Restricted Shares, including voting and dividend rights, provided, however, that any dividends payable with respect to Restricted Shares that have not become vested and unrestricted Shares pursuant to this Award Agreement shall be accumulated and (i) paid to you without interest at the time that such Restricted Shares become vested and unrestricted Shares, if ever, or as soon as administratively practicable thereafter, but not later than March 15 of the year following the year in which the Restricted Shares become vested and unrestricted Shares if you are subject to U.S. federal income tax on such dividends, or (ii) forfeited if such Restricted Shares are forfeited for any reason pursuant to this Award Agreement.
5. Notice Period Requirement. During your employment with the Company, any of its Affiliates (including the local Affiliate that legally employs you) or any of their respective successors or assigns (as applicable, the “Employer”), you and, in the absence of Cause, the Employer shall be required to give to the other _______ days advance written notice of the intent to terminate your employment relationship (the “Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Notice Period, provided, however, that the Employer shall have the right, in its sole discretion, to relieve you of any or all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to the Employer's offices during such leave. You shall be entitled to continue to receive your salary and certain other employee benefits for the entire Notice Period, regardless of whether the Employer exercises its right to place you on paid administrative leave. You are prohibited from working in any capacity for yourself or any other business during the Notice Period without the prior written consent of the Company. Notwithstanding the foregoing, at any time during your employment relationship

Exhibit 10.23

the Employer may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause. The date on which your employment terminates shall be your “Termination Date” for purposes of this Award Agreement.
6. Employment Matters. You agree that this Award Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 6, and you further agree and acknowledge that the restrictions set forth in this Paragraph 6 are reasonably necessary to protect the confidential and trade secret information provided to you.
6.1 Nondisclosure. You agree that, in the event of your Termination of Service for any reason, whether during or following the period when the Restricted Shares are subject to vesting restrictions (the “Restriction Period”), you shall not directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of the Company during the period that it remains confidential and non-public or a trade secret under applicable law. “Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to the Company’s business and its customers that the Company either treats as confidential or is of value to the Company or is important to the Company’s business and operations, including but not limited to the following specific items: trade secrets (as defined by applicable law); actual or prospective customers and customer lists; marketing strategies; sales; actual and prospective pricing; products; know-how; research and development; intellectual property; information systems and software; business plans and projections; negotiations and contracts; financial or cost data; employment, compensation and personnel information; and any other non-public business information regarding the Company and the Company’s Affiliates. In addition, trade secrets will be entitled to all of the protections and benefits available under applicable law.
6.2 Nonrecruitment; Nonsolicitation. You agree that during the term of your employment with the Company and until six (6) months following your Termination Date, in the event of your Termination of Service for any reason, whether during or following the Restriction Period (the “Covenant Period”), you shall not directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Company with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Company or otherwise lessen that party’s affiliation with the Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the current or proposed client or customer.
6.3 Enforceability of Covenants. You acknowledge that the Company has a current and future expectation of business from the current and proposed customers of the Company. You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein. You and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad, the court shall be authorized to provide partial enforcement of such covenants, substitute an enforceable term or otherwise modify the Award Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law. You agree that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief without the necessity of posting any bond. You also agree that you shall be responsible for all damages incurred by the Company due to any breach of the restrictive covenants contained in this Award Agreement and that the Company shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing the restrictive covenants in this Award Agreement.
7. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this Award Agreement and (i) any other agreement regarding your employment with the Employer (“Employment Agreement”), or (ii) any prior agreement or certificate governing any award of a direct or indirect equity interest in the Company (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this Award Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreements. Notwithstanding the foregoing, in the event that the Notice Period referred to in Paragraph 5 or the Nondisclosure Period or Covenant Period referred to in Paragraph 6 of this Award Agreement is shorter in duration than that provided in an Employment Agreement, the Notice Period, Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.
8. Employee Data Privacy. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, use, processing and transfer (collectively, the “Use”) of such data in relation to the Company’s grant of the Restricted Shares and your participation in the Plan. The Use of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may

Exhibit 10.23

affect your participation in the Plan. As such, you voluntarily acknowledge, consent and agree (where required by applicable law) to the Use of personal data as described in this Paragraph 8.
The Company and the Employer hold certain personal information about you, which may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, job title, any Shares held by you, details of all Restricted Shares or any other entitlement to Shares awarded in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, Affiliates or third parties, and the Company or Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the Use of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your Employer’s human resources manager or Invesco, Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
9. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including the grant of the Restricted Shares, the vesting of the Restricted Shares, the subsequent sale of any Shares with respect to which any applicable restrictions have lapsed and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Restricted Shares or Shares with respect to which applicable restrictions have lapsed that have an aggregate Fair Market Value on the vesting date sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Restricted Shares. For purposes of the foregoing, no fractional Shares or Restricted Shares will be withheld pursuant to the grant or vesting of the Restricted Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares or Restricted Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares or Restricted Shares by means of certified check, cashier’s check or wire transfer. By accepting the Restricted Shares, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the Restricted Shares and the vesting thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
10. Recovery Pursuant to Restatement of Financial Results. Notwithstanding any other provision of this Award Agreement or the Plan, if the Company issues a restatement of financial results to correct a material error and the Committee determines, in good faith, that fraud or willful misconduct by you was a significant contributing factor to the need to issue such restatement, you agree to return immediately to the Company and to forfeit all right, title and interest in and to the following, less any taxes paid or withheld thereon

Exhibit 10.23

that in the good faith determination of the Committee cannot reasonably be expected to be recoverable by you or your estate: (i) any Restricted Shares that are granted or that become vested, unrestricted Shares pursuant to this Award Agreement that would not have been granted or become vested, unrestricted Shares, as applicable, based upon the restated financial results, as determined by the Committee in its sole discretion, (ii) any cash dividends or dividend equivalents paid with respect to such Restricted Shares or Shares (either before or after vesting) and (iii) if applicable, any proceeds from the disposition of the Shares described in clause (i) above (collectively, the “Repayment Obligation”). You agree that the Company shall have the right to enforce the Repayment Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Company.
11. Code Section 409A. Notwithstanding the terms of this Award Agreement, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to Paragraph 5 hereof, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be subject to the provisions of Section 13(g) of the Plan (as if the amounts were Awards under the Plan, to the extent applicable).
12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.

13. Repatriation; Compliance with Laws. As a condition to the grant of these Restricted Shares, you agree to repatriate all amounts attributable to the Restricted Shares in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Affiliates, as may be required to allow the Company, the Employer and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive Restricted Shares or other awards or benefits in lieu of Restricted Shares in the future. Future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

15. Termination Indemnities. The value of the Restricted Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Restricted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

16. Compliance with Age Discrimination Rules. For purposes of this Award Agreement, if you are a local national of and employed in a country that is a member of the European Union, the grant of the Restricted Shares and the terms and conditions governing the Restricted Shares are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Restricted Shares or this Award Agreement or the Plan is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the Restricted Shares be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the Restricted Shares translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

18. Addendum to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the Restricted Shares shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this Award Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to your Restricted Shares to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Award Agreement.

Exhibit 10.23

19. Electronic Delivery. The Committee may, in its sole discretion, decide to deliver any documents related to the Restricted Shares by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

T&C – xx days’ notice

2011 GEIP RSA PERF Agreement (Feb 2016) MASTER

INVESCO LTD.
2011 GLOBAL EQUITY INCENTIVE PLAN

ADDENDUM TO
RESTRICTED STOCK AWARD AGREEMENT –PERFORMANCE VESTING
UNITED KINGDOM

In addition to the terms of the Invesco Ltd. 2011 Global Equity Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement – Time Vesting (the “Award Agreement”), the Restricted Shares are subject to the following additional terms and conditions set forth in this addendum (the “Addendum”). All capitalized terms used in this Addendum that are not otherwise defined herein shall have the meanings given to them in the Plan and Award Agreement. To the extent that you relocate your residency and/or employment to another country, the additional terms and conditions set forth in the Plan and/or any applicable addendum for such country (if any) shall also apply to the Restricted Shares to the extent the Company determines, in its sole discretion, that such additional terms and conditions are necessary or advisable to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Shares and the Plan.

1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Paragraph 9 of the Award Agreement:

Regardless of any action that the Company or the Employer takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of any Restricted Shares, or the release or assignment of any Restricted Shares for consideration, or the receipt of any other benefit in connection with the Restricted Shares (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you are and remain your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including the grant or vesting of the Restricted Shares, the subsequent sale of any Shares with respect to which the applicable restrictions have lapsed and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.
As a condition of the grant of the Restricted Shares, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.

Exhibit 10.23

In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding Shares with respect to which the applicable restrictions have lapsed; (b) arranging for the sale of such unrestricted Shares (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of such unrestricted Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of unrestricted Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to the Award Agreement, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Shares.
If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), you have relocated to a jurisdiction other than the jurisdiction in which you were living on the Grant Date, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right that you may have to recover any overpayment from the relevant tax authorities.
You will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended) constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and that it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the Plan.
2.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Company and the Company’s Affiliates for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting of your Restricted Shares as a result of such termination, or from the loss or diminution in value of your Restricted Shares. Upon the grant of your Restricted Shares, you shall be deemed irrevocably to have waived any such entitlement.

* * * * *

Exhibit 10.23

EXHIBIT 1
TO THE
INVESCO LTD. 2011 GLOBAL EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT – PERFORMANCE VESTING

I.	Definitions

The term “AOM Calculation” means the adjusted operating margin of the Company as set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year of the Company ending immediately before the Determination Date, excluding any accounting expense or credit associated with the Vesting Percentage falling below (or rising above) 100% with respect to any Award.

The term “Vesting Percentage” means the percentage by which the Target Total Award is multiplied as set forth in the chart applicable to a particular vesting date in Section II below.

The term “First Grant Performance Measurement Period” means January 1, 2016 to December 31, 2017.

The term “First Grant Average AOM” means the sum of the AOM Calculation for each fiscal year of the First Grant Performance Measurement Period divided by two.

The term “Second Grant Performance Measurement Period” means January 1, 2016 to December 31, 2018.

The term “Second Grant Average AOM” means the sum of the AOM Calculation for each fiscal year of the Second Grant Performance Measurement Period divided by three.

II.	Performance Vesting Formulas

a.
On the second anniversary of the Grant Date, the number of RSUs that shall become vested and non-forfeitable shall equal 50% of the Target Total Award multiplied by the Vesting Percentage associated with the First Grant Average AOM on the chart below, rounded down to the nearest full Share, as the same shall be calculated by the Committee. The Committee’s good faith calculation of the number of RSUs that become vested and non-forfeitable pursuant to the Performance Vesting Formula shall be final and binding upon you and the Company. Vesting to range from 0% to 150%; straight line interpolation to be used for actual results.

First Grant Average AOM (%)	≤28	29	30	31	32	33	34	35	36-44	45	46	47	48	49	50	51	52	53	≥54
AOM Vesting Percentage	0	25	50	75	80	85	90	95	100	105	110	115	120	125	130	135	140	145	150

b.
On the third anniversary of the Grant Date, the number of RSUs that shall become vested and non-forfeitable shall equal 50% of the Target Total Award multiplied by the Vesting Percentage associated with the Second Grant Average AOM on the chart below, rounded down to the nearest full Share, as the same shall be calculated by the Committee. The Committee’s good faith calculation of the number of RSUs that become vested and non-forfeitable pursuant to the Performance Vesting Formula shall be final and binding upon you and the Company. Vesting to range from 0% to 150%; straight line interpolation to be used for actual results.

Second Grant Average AOM (%)	≤28	29	30	31	32	33	34	35	36-44	45	46	47	48	49	50	51	52	53	≥54
AOM Vesting Percentage	0	25	50	75	80	85	90	95	100	105	110	115	120	125	130	135	140	145	150